SUB-ADMINISTRATION AGREEMENT


         AGREEMENT made this 10th day of January, 2001, between SEI Investments Mutual Funds Services ("SEI"), a Delaware business trust, and having its principal place of business at Oaks, PA 19456, and Compass Bank
("Sub-Administrator"), an Alabama state banking corporation, having its main office at Birmingham, Alabama.


         WHEREAS, SEI has entered into an Administration Agreement, dated April 1, 1999, as amended (the "Administration Agreement"), with Expedition Funds ("Expedition"), a Massachusetts business trust having its principal place of business at Oaks, PA 19456, concerning the provision of management and administrative services for the investment portfolios of Expedition identified on Schedule A hereto, as such Schedule shall be amended from time to time (individually referred to herein as the "Portfolio" and collectively as the "Portfolios"); and

         WHEREAS, SEI desires to retain the Sub-Administrator to assist it in performing administrative services with respect to each Portfolio and the Sub-Administrator is willing to perform such services on the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

         1. SERVICES AS SUB-ADMINISTRATOR. The Sub-Administrator will assist SEI in providing administrative services with respect to each Portfolio as may be reasonably requested by SEI from time to time. Such services may include, but are in no way limited to, such clerical, bookkeeping, accounting, stenographic, and administrative services, which will enable SEI to more efficiently, perform its obligations under the Administration Agreement. Specific assignments may include:

         (i) With regard to the investment adviser to Expedition, and at the direction of SEI, to:

                  a. advise with regard to various compliance requirements including but not limited to the performance of credit analysis as required by Rule 2a-7 under the Investment Company Act of 1940, as amended (the "1940 Act");

                  b. assist in the preparation of Trustees' compliance reports;

                  c. assist in the resolution of other technical issues of a non-compliance nature; and

                  d.       serve as on-site liaison;

         (ii) Gathering of information deemed necessary by SEI to support (a) required state regulatory filings (including filings required to be made with tax, blue sky and bank agencies) and (b) required federal regulatory filings;

         (iii)  Preparation of statistical and research data;

         (iv) Assistance in the preparation of Expedition's Annual and Semi-Annual Reports to Shareholders; and

         (v) Assistance in the gathering of data from the investment advisor to Expedition for inclusion in SEI's periodic reports to the Trustees.

The Sub-Administrator will keep and maintain all books and records relating to its services in accordance with Rule 31a-1 under the 1940 Act.

         2. COMPENSATION; REIMBURSEMENT OF EXPENSES. SEI shall pay the Sub-Administrator for the services to be provided by the Sub-Administrator under this Agreement in accordance with, and in the manner set forth in, Schedule A hereto.

         3. EFFECTIVE DATE. This Agreement shall become effective with respect to a Portfolio as of the date first written above (or, if a particular Portfolio is not in existence on that date, on the date specified in the amendment to Schedule A to this Agreement relating to such Portfolio or, if no date is specified, the date on which such amendment is executed) (the "Effective Date").


         4. TERM. This Agreement shall be effective with respect to a Portfolio, unless earlier terminated by either party hereto as provided hereunder, until the lst day of January, 2002, and thereafter shall be renewed automatically for successive one-year term unless written notice not to renew is given by the non-renewing party to the other party at least 60 days prior to the expiration of the then-current term; provided, however, that after such termination for so long as the Sub-Administrator, with the written consent of SEI, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect, and further provided however, that this agreement shall terminate in any event upon the termination of the Administration Agreement. Either party to this Agreement may terminate such Agreement prior to the expiration of the initial term set forth above by providing the other party with written notice of such termination at least 60 days prior to the date upon which such termination shall become effective. Compensation due the Sub-Administrator and unpaid by SEI upon such termination shall be immediately due and payable upon and notwithstanding such termination. The Sub-Administrator shall be entitled to collect from SEI, in addition to the compensation described under paragraph 2 hereof, the amount of all the Sub-Administrator's cash disbursements for services in connection with the Sub-Administrator's activities in effecting such termination, including without limitation, the delivery to SEI, Expedition, and/or their respective designees of Expedition's property, records, instruments and documents, or any copies thereof. Subsequent to such termination for a reasonable fee to be paid by SEI, the Sub-Administrator will provide SEI and/or Expedition with reasonable access to any Expedition documents or records remaining in its possession.


         5. STANDARD OF CARE; RELIANCE ON RECORDS AND INSTRUCTIONS; INDEMNIFICATION. The Sub-Administrator shall use its best efforts to insure the accuracy of all services performed under this Agreement, but shall not be liable to SEI or Expedition for any action taken or omitted by the Sub-Administrator in the absence of bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties. SEI agrees to indemnify and hold harmless the Sub-Administrator, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to the Sub-Administrator's actions taken or nonactions with respect to the performance of services under this Agreement with respect to a Portfolio or based, if applicable, upon reasonable reliance on information, records, instructions or requests with respect to such Portfolio given or made to the Sub-Administrator by a duly authorized representative of SEI; provided that this indemnification shall not apply to actions or omissions of the Sub-Administrator in cases of its own bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties, and further provided that prior to confessing any claim against it which may be the subject of this indemnification, the Sub-Administrator shall give SEI written notice of and reasonable opportunity to defend against said claim in its own name or in the name of the Sub-Administrator.


         6. RECORD RETENTION AND CONFIDENTIALITY. The Sub-Administrator shall maintain customary records in connection with its duties as specified in this Agreement. Any records which Sub-Administrator maintains under this Agreement shall be the property of the Trust and will be made available for inspection by Expedition, SEI or the Securities and Exchange Commission upon request at reasonable times. The Sub-Administrator also agrees to keep confidential all books and records and other information relative to Expedition and its shareholders; except when requested to divulge such information by regulatory agencies, other duly-constituted authorities or court process.


         7. UNCONTROLLABLE EVENTS. The Sub-Administrator assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.

         8. RIGHTS OF OWNERSHIP. All computer programs and procedures developed to perform the services to be provided by the Sub-Administrator under this Agreement are the property of the Sub-Administrator. All records and other data except such computer programs and procedures are the exclusive property of Expedition and all such other records and data will be furnished to SEI and/or Expedition in appropriate form as soon as practicable after termination of this Agreement for any reason.


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         9. RETURN OF RECORDS. The Sub-Administrator may at its option at any time, and shall promptly upon the demand of SEI and/or Expedition, turn over to SEI and/or Expedition and cease to retain the Sub-Administrator's files, records and documents created and maintained by the Sub-Administrator pursuant to this Agreement which are no longer needed by the Sub-Administrator in the performance of its services or for its legal protection. If not so turned over to SEI and/or Expedition, such documents and records will be retained by the Sub-Administrator for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to SEI and/or Expedition unless Expedition authorizes in writing the destruction of such records and documents.


         10. NOTICES. Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to SEI at the following address: One Freedom Valley Drive, Oaks, PA, and to the Sub-Administrator at the following address: Chief Investment Officer, 2001 Kirby Drive, Houston, Texas, or at such other address as either party may from time to time specify in writing to the other party pursuant to this Section.

         11. HEADINGS. Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

         12. ASSIGNMENT. This Agreement and the rights and duties hereunder shall not be assignable with respect to a Portfolio by either of the parties hereto except by the specific written consent of the other party and with the specific written consent of Expedition.

         13. GOVERNING LAW. This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the Commonwealth of Massachusetts.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                     SEI INVESTMENTS MUTUAL FUNDS SERVICES

                     By:    /S/ TIMOTHY D. BARTO
                     Title:   VICE PRESIDENT & ASSISTANT SECRETARY

                     COMPASS BANK

                     By:   /S/ JAN KOENIG
                     Title:   EXECUTIVE VICE PRESIDENT & CHIEF FINANCIAL OFFICER

Dated:  January 10, 2001


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                                   SCHEDULE A

                       TO THE SUB-ADMINISTRATION AGREEMENT

                                     BETWEEN

                      SEI INVESTMENTS MUTUAL FUNDS SERVICES

                                       AND

                                  COMPASS BANK

NAME OF PORTFOLIO                              Annual Rate of Compensation

                                        (PERCENTAGE OF AVERAGE DAILY NET ASSETS)

Expedition Money Market Fund                              0.2%
Expedition Tax-Free Money Market Fund                     0.2%
Expedition Equity Fund                                    0.2%
Expedition Equity Income Fund                             0.2%
Expedition Investment Grade Bond Fund                     0.2%
Expedition Tax-Free Investment Grade                      0.2%
Bond Fund